Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax

August 27, 2025

PIMCO Funds

650 Newport Center Drive

Newport Beach, CA 92660

Dear Ladies and Gentlemen:

We have acted as counsel for PIMCO Funds (the “Trust”), a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer of the assets of each of PIMCO California Municipal Intermediate Value Fund and PIMCO National Municipal Intermediate Value Fund (each, an “Acquired Fund”), each a series of the Trust, into PIMCO California Intermediate Municipal Bond Fund and PIMCO National Intermediate Municipal Bond Fund, respectively, each a series of the Trust (each, an “Acquiring Fund”), in exchange for shares of beneficial interest of the corresponding Acquiring Fund and the assumption of the Acquired Fund’s liabilities by the corresponding Acquiring Fund pursuant to the proposed reorganizations as described in the Registration Statement and the form of Agreement and Plan of Reorganization (the “Agreement”) by and among the Trust, on behalf of the Acquired and Acquiring Funds, and, with respect to certain provisions of the Agreement, Pacific Investment Management Company, LLC, as filed with the Registration Statement.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be registered pursuant to the Registration Statement (“Shares”), when it is made effective, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the Commonwealth of Massachusetts and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement, and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

PIMCO Funds August 27, 2025 Page 2

Very truly yours, /s/ Dechert LLP Dechert LLP